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January 1, 2008

ING Mutual Funds
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Waiver of Fee Payable under Amended and Restated Service and Distribution
    Plan for the Class A Shares

Ladies and Gentlemen:

   By this letter dated January 1, 2008, we have agreed to waive the service and distribution fee payable to us under the Amended and Restated Service and Distribution Plan for Class A Shares of ING Emerging Countries Fund, a series of ING Mutual Funds, in an amount equal to 0.10% of the average daily net assets attributable to Class A Shares of the Fund, for the period from January 1, 2008 through and including December 31, 2008. As waived, the effective service and distribution fee rate for this Fund is 0.25%.

   Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                           Sincerely,

                                           By:    /s/ Lydia L. Homer
                                                  ------------------------------
                                           Title: SVP

Agreed and Accepted:
ING Mutual Funds
(on behalf of ING Emerging Countries Fund)


By: /s/ Robert Terris
    --------------------------
    Robert Terris
    Senior Vice President

7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000   ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034       Fax: 480-477-2744
                                www.ingfunds.com